Exhibit 1

Pricing Agreement
Goldman, Sachs & Co.
Bear, Stearns & Co. Inc.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

August 15, 2003

Ladies and Gentlemen:

MBNA Corporation, a Maryland corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 14, 2000, relating to the Company’s Common Stock, $0.01 Par Value Per Share (the “Underwriting Agreement”), which is attached hereto and incorporated herein by reference, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Shares specified in Schedule II hereto (the “Designated Shares”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (a) all references in the Underwriting Agreement to (1) the “Initial Registration Statement” shall refer to the registration statement on Form S-3 (File No. 333-45814) and (2) the “Prospectus” shall refer to the prospectus relating to the Shares, in the form in which it has most recently been filed, or transmitted for filing, with the Commission on or prior to the date of this Pricing Agreement; and (b) Section 7(h) of the Underwriting Agreement is hereby amended by deleting clause (iv) thereof and substituting the following in lieu thereof: “(iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v), in the judgment of the Representatives, makes it impractical or inadvisable to proceed with the public offering or delivery of the Designated Shares on the terms and in the manner contemplated in the Prospectus as amended or supplemented.”; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to Goldman, Sachs & Co. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Shares pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement and incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us four (4) counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

       Very truly yours,

MBNA CORPORATION

By:	/s/	John W. Scheflen
Name:		John W. Scheflen
Title:		Chief Counsel and Assistant Secretary

Accepted as of the date hereof:

GOLDMAN, SACHS & CO.
BEAR, STEARNS & CO. INC.

By:	/s/	Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

SCHEDULE I

	Number of Firm Shares to be Purchased	Maximum Number of Optional Shares to be Purchased

Goldman, Sachs & Co.	32,500,000	N/A
Bear, Stearns & Co. Inc.	17,500,000	N/A
Total	50,000,000	N/A

SCHEDULE II
Title of Designated Shares:

Common stock, $0.01 par value per Share

Number of Designated Shares:

50,000,000

Number of Firm Shares:

50,000,000

Maximum Number of Optional Shares:

N/A

Initial Price to Public:

$22.00 per Share

Purchase Price by Underwriters:

$21.65 per Share; provided, however, that if the Underwriters resell any of the Designated Shares at a price exceeding $22.00 per Share, then the Underwriters shall remit any such excess over $22.00 per Share to the Corporation until such time as the average Purchase Price per Share by the Underwriters equals $21.75

Form of Designated Shares:

Definitive form, to be made available for checking at least twenty-four hours prior to the Time of Delivery at the office of The Depository Trust Company or its designated custodian

Specified Funds for Payment of Purchase Price:

Wire transfer in immediately available funds

Describe any blackout provisions with respect to the Designated Shares:

During the period beginning from the date of this Pricing Agreement and continuing to and including the date 90 days after the date of this Pricing Agreement, the Company agrees not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Designated Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion of convertible or exchangeable securities outstanding as of, the date of the Pricing Agreement for such Designated Shares) without the prior written consent of the Representatives.

Time of Delivery:

9:00 a.m. (New York City time), August 20, 2003

Closing Location:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Names and Addresses of Representatives:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Designated Representatives:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Address for Notices, etc.:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Registration Department

Other Terms:

In addition to the conditions contained in Section 7 of the Underwriting Agreement, the obligations of the Underwriters of any Designated Shares under this Pricing Agreement relating to the Designated Shares hereunder shall be subject to the following additional condition that the Estate of Alfred Lerner, Deceased, enter into a Lock-Up Agreement for a period of 90 days satisfactory to the Representatives.